Exhibit 99.1

NEWS RELEASE

ARTHUR J. GALLAGHER & CO. ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS

ROLLING MEADOWS, IL, January 30, 2025 —  Arthur J. Gallagher & Co. (NYSE: AJG) today reported its financial results for the quarter ended December 31, 2024. Management will host a webcast conference call to discuss these results on Thursday, January 30, 2025 at 5:15 p.m. ET/4:15 p.m. CT. To listen to the call, and for printer-friendly formats of this release and the “CFO Commentary” and “Supplemental Quarterly Data,” which may also be referenced during the call, please visit ajg.com/IR. These documents contain both GAAP and non-GAAP measures. Investors and other users of this information should read carefully the section entitled “Information Regarding Non-GAAP Measures” beginning on page 9.

Summary of Financial Results - Fourth Quarter
	Revenues Before						Diluted Net Earnings
	Reimbursements		Net Earnings (Loss)		EBITDAC		(Loss) Per Share
Segment	4th Q 24	4th Q 23	4th Q 24	4th Q 23	4th Q 24	4th Q 23	4th Q 24	4th Q 23

	(in millions)		(in millions)		(in millions)
Brokerage, as reported	$2,296.2	$2,051.5	$317.3	$24.8	$660.7	$539.9	$1.37	$0.11
Net (gains) losses on divestitures	0.8	(4.0)	0.6	(3.0)	0.8	(4.0)	—	(0.02)
Acquisition integration	—	—	29.2	50.6	39.2	67.3	0.13	0.23
Workforce and lease termination	—	—	23.0	7.1	30.9	9.3	0.10	0.03
Acquisition related adjustments	—	—	39.6	258.2	28.7	34.4	0.17	1.17
Amortization of intangible assets	—	—	121.6	107.4	—	—	0.53	0.49
Effective income tax rate impact	—	—	—	(1.4)	—	—	—	(0.01)
Levelized foreign currency translation	—	(6.1)	—	(4.1)	—	(5.5)	—	(0.02)

Brokerage, as adjusted *	2,297.0	2,041.4	531.3	439.6	760.3	641.4	2.30	1.98

Risk Management, as reported	369.4	340.4	42.8	42.3	72.5	70.2	0.19	0.19
Net (gains) on divestitures	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)	—	—
Acquisition integration	—	—	0.8	0.2	1.1	0.2	—	—
Workforce and lease termination	—	—	2.5	0.8	2.6	1.0	0.01	—
Acquisition related adjustments	—	—	0.1	0.1	0.1	0.2	—	—
Amortization of intangible assets	—	—	2.7	2.3	—	—	0.01	0.02
Levelized foreign currency translation	—	(1.6)	—	(0.5)	—	(0.8)	—	—

Risk Management, as adjusted *	369.3	338.7	48.8	45.1	76.2	70.7	0.21	0.21

Corporate, as reported	14.4	1.2	(101.9)	(106.7)	(46.5)	(95.8)	(0.44)	(0.45)
Transaction-related costs	—	—	14.7	10.1	17.3	12.4	0.06	0.05
Legal & tax related	—	—	—	3.4	—	22.0	—	0.02
Clean energy-related	(5.3)	—	(1.7)	10.9	(2.3)	12.0	—	0.01

Corporate, as adjusted *	9.1	1.2	(88.9)	(82.3)	(31.5)	(49.4)	(0.38)	(0.37)

Total Company, as reported	$2,680.0	$2,393.1	$258.2	$(39.6)	$686.7	$514.3	$1.12	$(0.15)

Total Company, as adjusted *	$2,675.4	$2,381.3	$491.2	$402.4	$805.0	$662.7	$2.13	$1.82

Total Brokerage & Risk Management, as reported	$2,665.6	$2,391.9	$360.1	$67.1	$733.2	$610.1	$1.56	$0.30

Total Brokerage & Risk Management, as adjusted *	$2,666.3	$2,380.1	$580.1	$484.7	$836.5	$712.1	$2.51	$2.19

*

For fourth quarter 2024, the pretax impact of the Brokerage segment adjustments totals $287.3 million, mostly due to non-cash period expenses related to intangible amortization, with a corresponding adjustment to the provision for income taxes of $73.3 million relating to these items. For fourth quarter 2024, the pretax impact of the Risk Management segment adjustments totals $8.4 million, with a corresponding adjustment to the provision for income taxes of $2.4 million relating to these items. For fourth quarter 2024, the pretax impact of the Corporate segment adjustments totals $15.0 million, with a corresponding adjustment to the benefit for income taxes of $2.0 million relating to these items. A detailed reconciliation of the 2024 and 2023 provision (benefit) for income taxes is shown on pages 14 and 15.

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“We had an excellent fourth quarter, to close out a great year!” said J. Patrick Gallagher, Jr., Chairman and CEO. “Our core brokerage and risk management segments combined to deliver our 16th consecutive quarter of double-digit revenue growth, including organic revenue growth of 7%. Our fourth quarter net earnings margin and adjusted EBITDAC margins increased to 13.5% and 31.4%, respectively, and adjusted EBITDAC grew 17%!

“We also completed 20 new mergers in the quarter, bringing our full year total to 48 mergers and $387 million of estimated annualized revenue. And in early December, we announced the acquisition of AssuredPartners, a commercial middle-market retail and specialty broker with $2.9 billion of pro-forma revenue!

“Overall, the global P/C insurance market continues to grow with fourth quarter primary renewal premium increases, both rate and exposure combined, consistent with the past two quarters. Thus far, January 2025 primary renewal premium increases are ticking slightly higher than fourth quarter and are above 5% driven by increases in casualty classes like umbrella and commercial auto. January 1, 2025 reinsurance renewals were orderly and reflected an environment that favored property and specialty reinsurance buyers, while casualty reinsurance programs generally experienced increases.

“I would like to thank our 56,000 colleagues across the globe, whose creativity, expertise and unwavering client focus helped us deliver another excellent year of financial performance. I am very excited about 2025 and beyond!”

	Summary of Financial Results - Year ended December 31,
	Revenues Before						Diluted Net Earnings
	Reimbursements		Net Earnings (Loss)		EBITDAC		(Loss) Per Share
Segment	Year 24	Year 23	Year 24	Year 23	Year 24	Year 23	Year 24	Year 23

	(in millions)		(in millions)		(in millions)
Brokerage, as reported	$9,933.8	$8,637.2	$1,685.7	$1,169.4	$3,069.0	$2,595.8	$7.46	$5.30
Net (gains) on divestitures	(24.2)	(9.6)	(18.0)	(7.2)	(24.2)	(9.6)	(0.08)	(0.03)
Acquisition integration	—	—	141.9	184.5	190.2	243.7	0.63	0.84
Workforce and lease termination	—	—	88.6	48.0	118.9	63.4	0.39	0.22
Acquisition related adjustments	(26.0)	—	63.9	278.8	121.2	69.3	0.28	1.27
Amortization of intangible assets	—	—	485.8	392.3	—	—	2.16	1.79
Effective income tax rate impact	—	—	—	(4.9)	—	—	—	(0.02)
Levelized foreign currency translation	—	3.5	—	(8.3)	—	(9.8)	—	(0.04)

Brokerage, as adjusted *	9,883.6	8,631.1	2,447.9	2,052.6	3,475.1	2,952.8	10.84	9.33

Risk Management, as reported	1,450.5	1,287.6	174.5	154.0	289.4	253.4	0.78	0.70
Net (gains) on divestitures	(0.1)	(0.4)	(0.1)	(0.3)	(0.1)	(0.4)	—	—
Acquisition integration	—	—	2.1	0.7	2.9	1.0	0.01	—
Workforce and lease termination	—	—	5.9	2.5	7.2	3.4	0.03	0.01
Acquisition related adjustments	—	—	0.2	0.4	0.3	0.5	—	—
Amortization of intangible assets	—	—	9.9	5.6	—	—	0.04	0.03
Levelized foreign currency translation	—	(1.0)	—	(0.2)	—	(0.5)	—	—

Risk Management, as adjusted *	1,450.4	1,286.2	192.5	162.7	299.7	257.4	0.86	0.74

Corporate, as reported	16.3	1.7	(389.8)	(357.4)	(234.0)	(293.6)	(1.74)	(1.58)
Transaction-related costs	—	—	26.3	17.7	32.2	22.6	0.12	0.08
Legal & tax related	—	—	3.5	26.2	—	48.0	0.02	0.12
Clean energy-related	(5.3)	—	(1.7)	10.9	(2.3)	12.0	(0.01)	0.01

Corporate, as adjusted *	11.0	1.7	(361.7)	(302.6)	(204.1)	(211.0)	(1.61)	(1.37)

Total Company, as reported	$11,400.6	$9,926.5	$1,470.4	$966.0	$3,124.4	$2,555.6	$6.50	$4.42

Total Company, as adjusted *	$11,345.0	$9,919.0	$2,278.7	$1,912.7	$3,570.7	$2,999.2	$10.09	$8.70

Total Brokerage & Risk Management, as reported	$11,384.3	$9,924.8	$1,860.2	$1,323.4	$3,358.4	$2,849.2	$8.24	$6.00

Total Brokerage & Risk Management, as adjusted *	$11,334.0	$9,917.3	$2,640.4	$2,215.3	$3,774.8	$3,210.2	$11.70	$10.07

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*

For the year ended December 31, 2024, the pretax impact of the Brokerage segment adjustments totals $1,021.4 million, mostly due to non-cash period expenses related to intangible amortization, with a corresponding adjustment to the provision for income taxes of $259.2 million relating to these items. For the year ended December 31, 2024, the pretax impact of the Risk Management segment adjustments totals $25.0 million, with a corresponding adjustment to the provision for income taxes of $7.0 million relating to these items. For the year ended December 31, 2024, the pretax impact of the Corporate segment adjustments totals $29.9 million, with a corresponding adjustment to the benefit for income taxes of $1.8 million relating to these items. A detailed reconciliation of the 2024 and 2023 provision (benefit) for income taxes is shown on pages 14 and 15.

Brokerage Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (dollars in millions):

Organic Revenues (Non-GAAP)	4th Q 2024	4th Q 2023	Year 2024	Year 2023
Base Commissions and Fees
Commissions and fees, as reported	$2,023.7	$1,796.8	$8,886.4	$7,750.0
Less commissions and fees from acquisitions	(110.0)	—	(618.2)	—
Less divested operations	—	(17.4)	—	(57.9)
Levelized foreign currency translation	—	(3.7)	—	5.2

Organic base commissions and fees	$1,913.7	$1,775.7	$8,268.2	$7,697.3

Organic change in base commissions and fees	7.8%		7.4%

Supplemental Revenues
Supplemental revenues, as reported	$97.7	$90.6	$359.4	$314.2
Less supplemental revenues from acquisitions	(2.7)	—	(9.4)	—
Levelized foreign currency translation	—	0.1	—	1.1

Organic supplemental revenues	$95.0	$90.7	$350.0	$315.3

Organic change in supplemental revenues	4.7%		11.0%

Contingent Revenues
Contingent revenues, as reported	$52.5	$55.4	$267.6	$235.3
Less contingent revenues from acquisitions	(3.4)	—	(25.2)	—
Less divested operations	—	—	—	(3.0)
Levelized foreign currency translation	—	(0.3)	—	(0.2)

Organic contingent revenues	$49.1	$55.1	$242.4	$232.1

Organic change in contingent revenues	-10.9%		4.4%

Total reported commissions, fees, supplemental revenues and contingent revenues	$2,173.9	$1,942.8	$9,513.4	$8,299.5
Less commissions, fees, supplemental revenues and contingent revenues from acquisitions	(116.1)	—	(652.8)	—
Less divested operations	—	(17.4)	—	(60.9)
Levelized foreign currency translation	—	(3.9)	—	6.1

Total organic commissions, fees, supplemental revenues and contingent revenues	$2,057.8	$1,921.5	$8,860.6	$8,244.7

Total organic change	7.1%		7.5%

Acquisition Activity	4th Q 2024	4th Q 2023	Year 2024	Year 2023
Number of acquisitions closed	19	13	46	50
Estimated annualized revenues acquired (in millions)	$188.7	$350.7	$362.6	$826.0

Acquisition of AssuredPartners

As previously disclosed, on December 7, 2024, we agreed to acquire AssuredPartners for approximately $13.45 billion, subject to customary regulatory approvals and standard closing conditions. We expect to fund the transaction using $8.5 billion of cash raised in our December 11, 2024 follow-on common stock offering and $5.0 billion of cash borrowed in our December 19, 2024 senior notes issuance (collectively the AssuredPartners Financing). On January 7, 2025, we received an additional $1.28 billion of cash due to the exercise by the underwriters of the overallotment provision related to the follow-on common stock offering.

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Brokerage Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (continued) (dollars in millions):

Compensation Expense and Ratios			4th Q 2024	4th Q 2023	Year 2024	Year 2023
Compensation expense, as reported			$1,291.4	$1,176.9	$5,501.4	$4,769.1
Acquisition integration			(24.5)	(41.4)	(106.4)	(146.6)
Workforce and lease termination related charges			(26.6)	(7.7)	(108.1)	(56.0)
Acquisition related adjustments			(28.7)	(34.4)	(147.2)	(69.3)
Levelized foreign currency translation			—	1.1	—	11.9

Compensation expense, as adjusted			$1,211.6	$1,094.5	$5,139.7	$4,509.1

Reported compensation expense ratios using reported revenues on pages 1 and 2	*		56.2%	57.4%	55.4%	55.2%

Adjusted compensation expense ratios using adjusted revenues on pages 1 and 2	*	*	52.8%	53.6%	52.0%	52.2%

*

Reported fourth quarter 2024 compensation expense ratio was 1.2 pts lower than fourth quarter 2023. This ratio was primarily impacted by savings related to headcount controls, lower integration costs and acquisition related adjustments, as well as the benefit of higher interest income revenues earned on proceeds associated with the AssuredPartners Financing. These benefits were partially offset by higher workforce and lease termination costs and increased employee benefit costs.

**

Adjusted fourth quarter 2024 compensation expense ratio was 0.8 pts lower compared to fourth quarter 2023. This ratio was primarily impacted by savings related to headcount controls and the benefit of higher interest income revenues earned on proceeds associated with the AssuredPartners Financing, partially offset by increased employee benefit costs.

Operating Expense and Ratios			4th Q 2024	4th Q 2023	Year 2024	Year 2023
Operating expense, as reported			$344.1	$334.7	$1,363.4	$1,272.3
Acquisition integration			(14.7)	(25.9)	(83.8)	(97.1)
Workforce and lease termination related charges			(4.3)	(1.6)	(10.8)	(7.4)
Levelized foreign currency translation			—	(1.7)	—	1.4

Operating expense, as adjusted			$325.1	$305.5	$1,268.8	$1,169.2

Reported operating expense ratios using reported revenues on pages 1 and 2	*		15.0%	16.3%	13.7%	14.7%

Adjusted operating expense ratios using adjusted revenues on pages 1 and 2	*	*	14.2%	15.0%	12.8%	13.6%

*

Reported fourth quarter 2024 operating expense ratio was 1.3 pts lower than fourth quarter 2023. This ratio was primarily impacted by lower integration costs, professional fees, marketing expenses, and travel and entertainment related costs, as well as savings in real estate expenses related to office consolidations. This ratio was also benefited by higher interest income revenues earned on proceeds associated with the AssuredPartners Financing.

**

Adjusted fourth quarter 2024 operating expense ratio was 0.8 pts lower than fourth quarter 2023. This ratio was primarily impacted by lower professional fees, marketing expenses, and travel and entertainment related costs, as well as savings in real estate expenses related to office consolidations. This ratio was also benefited by higher interest income revenues earned on proceeds associated with the AssuredPartners Financing.

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Brokerage Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (continued) (dollars in millions):

Net Earnings to Adjusted EBITDAC (Non-GAAP)		4th Q 2024	4th Q 2023	Year 2024	Year 2023
Net earnings, as reported		$317.3	$24.8	$1,685.7	$1,169.4
Provision for income taxes		107.7	10.8	573.6	401.6
Depreciation		34.0	33.0	133.1	124.4
Amortization		163.2	142.8	651.0	523.6
Change in estimated acquisition earnout payables		38.5	328.5	25.6	376.8

EBITDAC		660.7	539.9	3,069.0	2,595.8
Net (gains) losses on divestitures		0.8	(4.0)	(24.2)	(9.6)
Acquisition integration		39.2	67.3	190.2	243.7
Workforce and lease termination related charges		30.9	9.3	118.9	63.4
Acquisition related adjustments		28.7	34.4	121.2	69.3
Levelized foreign currency translation		—	(5.5)	—	(9.8)

EBITDAC, as adjusted		$760.3	$641.4	$3,475.1	$2,952.8

Net earnings margin, as reported using reported revenues on pages 1 and 2	*	13.8%	1.2%	17.0%	13.5%

EBITDAC margin, as adjusted using adjusted revenues on pages 1 and 2	*	33.1%	31.4%	35.2%	34.2%

*

Fourth quarter 2024 adjusted EBITDAC margin would be 32.5% excluding approximately $20 million of interest income revenues earned on the proceeds received in December 2024 related to the AssuredPartners Financing.

Risk Management Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (dollars in millions):

Organic Revenues (Non-GAAP)	4th Q 2024	4th Q 2023	Year 2024	Year 2023
Fees	$357.6	$328.7	$1,405.6	$1,246.1
International performance bonus fees	2.6	2.9	8.4	13.6

Fees as reported	360.2	331.6	1,414.0	1,259.7
Less fees from acquisitions	(12.8)	—	(58.2)	—
Less divested operations	—	(2.2)	—	(4.5)
Levelized foreign currency translation	—	(1.6)	—	(1.0)

Organic fees	$347.4	$327.8	$1,355.8	$1,254.2

Organic change in fees	6.0%		8.1%

Acquisition Activity	4th Q 2024	4th Q 2023	Year 2024	Year 2023
Number of acquisitions closed	1	1	2	1
Estimated annualized revenues acquired (in millions)	$9.9	$59.1	$23.9	$59.1

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Risk Management Segment Reported GAAP to Adjusted Non-GAAP Reconciliations (continued) (dollars in millions):

Compensation Expense and Ratios			4th Q 2024	4th Q 2023	Year 2024	Year 2023
Compensation expense, as reported			$224.7	$207.5	$882.4	$776.8
Acquisition integration			(0.6)	(0.2)	(1.6)	(1.0)
Workforce and lease termination related charges			(1.6)	(0.6)	(4.4)	(2.0)
Acquisition related adjustments			(0.1)	(0.2)	(0.3)	(0.5)
Levelized foreign currency translation			—	(0.6)	—	(0.4)

Compensation expense, as adjusted			$222.4	$205.9	$876.1	$772.9

Reported compensation expense ratios using reported revenues (before reimbursements) on pages 1 and 2	*		60.8%	61.0%	60.8%	60.3%

Adjusted compensation expense ratios using adjusted revenues (before reimbursements) on pages 1 and 2	*	*	60.2%	60.8%	60.4%	60.1%

*

Reported fourth quarter 2024 compensation expense ratio was 0.2 pts lower than fourth quarter 2023. This ratio was primarily impacted by savings related to headcount controls, partially offset by higher employee benefit, integration and workforce and lease termination costs.

**

Adjusted fourth quarter 2024 compensation expense ratio was 0.6 pts lower than fourth quarter 2023. This ratio was primarily impacted by savings related to headcount controls, partially offset by higher employee benefit costs.

Operating Expense and Ratios			4th Q 2024	4th Q 2023	Year 2024	Year 2023
Operating expense, as reported			$72.2	$62.7	$278.7	$257.4
Acquisition integration			(0.5)	—	(1.3)	—
Workforce and lease termination related charges			(1.0)	(0.4)	(2.8)	(1.4)
Levelized foreign currency translation			—	(0.2)	—	(0.1)

Operating expense, as adjusted			$70.7	$62.1	$274.6	$255.9

Reported operating expense ratios using reported revenues (before reimbursements) on pages 1 and 2	*		19.6%	18.4%	19.2%	20.0%

Adjusted operating expense ratios using reported revenues (before reimbursements) on pages 1 and 2	*	*	19.1%	18.3%	18.9%	19.9%

*

Reported fourth quarter 2024 operating expense ratio was 1.2 pts higher than fourth quarter 2023. This ratio was primarily impacted by increased technology spend, business insurance, integration, and workforce and lease termination costs, partially offset by savings in client-related expenses.

**

Adjusted fourth quarter 2024 operating expense ratio was 0.8 pts higher than fourth quarter 2023. This ratio was primarily driven by increased technology spend and business insurance costs, partially offset by savings in client-related expenses.

Net Earnings to Adjusted EBITDAC (Non-GAAP)	4th Q 2024	4th Q 2023	Year 2024	Year 2023
Net earnings, as reported	$42.8	$42.3	$174.5	$154.0
Provision for income taxes	15.5	15.2	63.1	55.3
Depreciation	10.3	9.4	37.6	35.9
Amortization	3.8	3.2	13.8	7.7
Change in estimated acquisition earnout payables	0.1	0.1	0.4	0.5

EBITDAC	72.5	70.2	289.4	253.4
Net (gains) on divestitures	(0.1)	(0.1)	(0.1)	(0.4)
Acquisition integration	1.1	0.2	2.9	1.0
Workforce and lease termination related charges	2.6	1.0	7.2	3.4
Acquisition related adjustments	0.1	0.2	0.3	0.5
Levelized foreign currency translation	—	(0.8)	—	(0.5)

EBITDAC, as adjusted	$76.2	$70.7	$299.7	$257.4

Net earnings margin, as reported using reported revenues (before reimbursements) on pages 1 and 2	11.6%	12.4%	12.0%	12.0%

EBITDAC margin, as adjusted using adjusted revenues (before reimbursements) on pages 1 and 2	20.6%	20.9%	20.7%	20.0%

.

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Corporate Segment Reported GAAP Information (dollars in millions):

	2024			2023
4th Quarter	Pretax Loss	Income Tax Benefit	Net Earnings (Loss) Attributable to Controlling Interests	Pretax Loss	Income Tax Benefit	Net Earnings (Loss) Attributable to Controlling Interests
Components of Corporate Segment, as reported
Interest and banking costs	$(93.7)	$24.4	$(69.3)	$(79.2)	$20.6	$(58.6)
Clean energy related (1)	0.3	(0.1)	0.2	(6.7)	1.7	(5.0)
Acquisition costs (2)	(24.8)	5.1	(19.7)	(18.5)	2.8	(15.7)
Corporate (3) (4)	(31.9)	18.8	(13.1)	(63.1)	43.5	(19.6)

Reported 4th Quarter	(150.1)	48.2	(101.9)	(167.5)	68.6	(98.9)
Adjustments
Clean energy related (1)	(2.3)	0.6	(1.7)	4.4	(1.1)	3.3
Transaction-related costs (2)	17.3	(2.6)	14.7	12.4	(2.3)	10.1
Legal and income tax related (3)	—	—	—	22.0	(18.6)	3.4

Components of Corporate Segment, as adjusted
Interest and banking costs	(93.7)	24.4	(69.3)	(79.2)	20.6	(58.6)
Clean energy related (1)	(2.0)	0.5	(1.5)	(2.3)	0.6	(1.7)
Acquisition costs	(7.5)	2.5	(5.0)	(6.1)	0.5	(5.6)
Corporate (4)	(31.9)	18.8	(13.1)	(41.1)	24.9	(16.2)

Adjusted 4th Quarter	$(135.1)	$46.2	$(88.9)	$(128.7)	$46.6	$(82.1)

Year Ended December 31,
Components of Corporate Segment, as reported
Interest and banking costs	$(375.5)	$97.7	$(277.8)	$(299.8)	$78.0	$(221.8)
Clean energy related (1)	(5.7)	1.3	(4.4)	(15.5)	4.0	(11.5)
Acquisition costs (2)	(52.0)	9.7	(42.3)	(42.1)	6.4	(35.7)
Corporate (3) (4)	(188.9)	123.6	(65.3)	(228.0)	149.4	(78.6)

Reported Year	(622.1)	232.3	(389.8)	(585.4)	237.8	(347.6)
Adjustments
Clean energy related (1)	(2.3)	0.6	(1.7)	4.4	(1.1)	3.3
Transaction-related costs (2)	32.2	(5.9)	26.3	22.6	(4.9)	17.7
Legal and tax related (3)	—	3.5	3.5	48.0	(21.8)	26.2

Components of Corporate Segment, as adjusted
Interest and banking costs	(375.5)	97.7	(277.8)	(299.8)	78.0	(221.8)
Clean energy related (1)	(8.0)	1.9	(6.1)	(11.1)	2.9	(8.2)
Acquisition costs	(19.8)	3.8	(16.0)	(19.5)	1.5	(18.0)
Corporate (4)	(188.9)	127.1	(61.8)	(180.0)	127.6	(52.4)

Adjusted Year	$(592.2)	$230.5	$(361.7)	$(510.4)	$210.0	$(300.4)

(1)

Pretax loss for the fourth quarter is presented net of amounts attributable to noncontrolling interests of zero in 2024 and ($7.8) million in 2023. Pretax loss for the year ended December 31 is presented net of amounts attributable to noncontrolling interests of zero in 2024 and ($9.8) million in 2023. Adjustments in fourth quarter 2024 and 2023 include items related to the resolution of various partnership matters related to our clean energy investments.

(2)

Gallagher incurred transaction-related costs, which include legal, consulting, employee compensation and other professional fees associated with completed, future and terminated acquisitions. Adjustments primarily relate to the acquisitions of the Willis Towers Watson treaty reinsurance brokerage operations, the acquisition of Buck, which closed in second quarter 2023, the acquisitions of Cadence Insurance, Eastern Insurance Group and My Plan Manager, all of which closed in fourth quarter 2023, and the pending acquisition of AssuredPartners.

(3)	Adjustments in fourth quarter 2023 include costs associated with legal and tax matters as well as the impact of tax planning items associated with 2022 tax returns filed in fourth quarter 2023.

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(4)

Corporate pretax loss includes a net unrealized foreign exchange remeasurement gain of $16.4 million in fourth quarter 2024 and a net unrealized foreign exchange remeasurement loss of ($1.5) million in fourth quarter 2023. Corporate pretax loss includes a net unrealized foreign exchange remeasurement loss of ($0.1) million in the year ended December 31, 2024 and a net unrealized foreign exchange remeasurement loss of ($9.8) million in the year ended December 31, 2023.

Interest and banking costs and debt - At December 31, 2024, Gallagher had $9,550.0 million of borrowings from public debt, $3,523.0 million of borrowings from private placements and no borrowings under its line of credit facility. In addition, Gallagher had $225.2 million outstanding under a revolving loan facility that provides funding for premium finance receivables, which are fully collateralized by the underlying premiums held by insurance carriers, and as such are excluded from its debt covenant computations. Interest and banking costs in fourth quarter 2024 and in the year ended December 31, 2024 are higher than the same periods in 2023 primarily due to the debt issuances that occurred in fourth quarter 2023, first quarter 2024 and fourth quarter 2024.

Clean energy related - For 2024, this consists of operating results related to Gallagher’s investments in new clean energy projects.

Acquisition costs - Consists mostly of external professional fees and other due diligence costs related to acquisitions. On occasion, Gallagher enters into forward currency hedges for the purchase price of committed, but not yet funded, acquisitions with funding requirements in currencies other than the U.S. dollar. The gains or losses, if any, associated with these hedge transactions are also included in acquisition costs.

Corporate - Consists of overhead allocations mostly related to corporate staff compensation, other corporate level activities, and net unrealized foreign exchange remeasurement. In addition, it includes the tax expense related to the partial taxation of foreign earnings, nondeductible executive compensation and entertainment expenses, the tax benefit from the vesting of employee equity awards, as well as other permanent or discrete tax items not reflected in the provision for income taxes in the Brokerage and Risk Management segments.

Income Taxes - Gallagher allocates the provision for income taxes to its Brokerage and Risk Management segments using the local country statutory rates. Gallagher’s consolidated effective tax rate for the quarters ended December 31, 2024 and 2023 were 22.5% and (51.8)%, respectively. Gallagher’s consolidated effective tax rate for the year ended December 31, 2024 and 2023 were 21.6% and 18.5%, respectively.

Webcast Conference Call - Gallagher will host a webcast conference call on Thursday, January 30, 2025 at 5:15 p.m. ET/4:15 p.m. CT. To listen to this call, please go to Arthur J. Gallagher & Co. - Events & Presentations (ajg.com). The call will be available for replay at such website for at least 90 days.

About Arthur J. Gallagher & Co.

Arthur J. Gallagher & Co., a global insurance brokerage, risk management and consulting services firm, is headquartered in Rolling Meadows, Illinois. Gallagher provides these services in approximately 130 countries around the world through its owned operations and a network of correspondent brokers and consultants.

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Information Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “anticipates,” “believes,” “contemplates,” “see,” “should,” “could,” “will,” “estimates,” “expects,” “intends,” “plans” and variations thereof and similar expressions, are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, anticipated future results or performance of any segment or Gallagher as a whole; statements regarding changes in its expenses in the next several quarters; future capital structure changes, including debt levels from time to time; the impact of foreign currency on its results; integration costs; workforce and lease termination costs; amortization of intangibles; depreciation; change in estimated earnout payables; effective tax rate; earnings from continuing operations attributable to noncontrolling interests; the premium rate environment and the state of insurance markets; and the economic environment.

Gallagher’s actual results may differ materially from those contemplated by the forward-looking statements. Readers are therefore cautioned against relying on any of the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include global economic and geopolitical events, including, among others, fluctuations in interest and inflation rates; geo-economic fragmentation and protectionism such as tariffs, trade wars or similar governmental actions affecting the flows of goods, services or currency; potential U.S. government shutdowns or gridlock over increasing the U.S. debt ceiling; political violence and instability, such as the armed conflicts in Ukraine and the Middle East; its actual acquisition opportunities, including closing risks related to pending acquisitions, particularly those related to the acquisition of AssuredPartners; risks with respect to acquisitions larger than its usual tuck-in acquisitions, such as the acquisition of Buck, Cadence Insurance, Eastern Insurance Group, My Plan Manager and the pending acquisition of AssuredPartners, including risks related to its ability to successfully integrate operations, the possibility that its assumptions may be inaccurate resulting in unforeseen obligations or liabilities and failure to realize the expected benefits of these acquisitions; damage to its reputation due to its failure to uphold its culture or negative perceptions or publicity, including as a result of amplifying effects that the Internet and social media may have on such perceptions; reputational issues related to its sustainability-related activities, including potential backlash against such activities, and compliance with increasingly complex climate-related regulations, such as risks related to “greenwashing” and “greenhushing”; cybersecurity-related risks; its ability to apply technology, data analytics and artificial intelligence effectively and potential increased costs resulting from such activities; risks associated with the use of artificial intelligence in its business operations, including regulatory, data privacy, cybersecurity, E&O, IP and competition risks; heightened competition for talent and increased compensation costs; disasters or other business interruptions, including with respect to its operations in India; risks related to its international operations, such as those related to regulatory, tax, sustainability, sanctions and anti-corruption compliance; changes to data privacy and protection laws and regulations; foreign exchange rates; changes in accounting standards; changes in premium rates and in insurance markets generally, including the impact of large natural events; tax, environmental or other compliance risks related to its legacy clean energy investments; its inability to receive dividends or other distributions from subsidiaries; and changes in the insurance brokerage industry’s competitive landscape.

Please refer to Gallagher’s filings with the Securities and Exchange Commission, including Item 1A, “Risk Factors,” of its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, its subsequently filed Quarterly Reports on Form 10-Q and its Form 8-K filed on December 11, 2024 for a more detailed discussion of these and other factors that could impact its forward-looking statements. Any forward-looking statement made by Gallagher in this press release speaks only as of the date on which it is made. Except as required by applicable law, Gallagher does not undertake to update the information included herein or the corresponding earnings release posted on Gallagher’s website.

Information Regarding Non-GAAP Measures

In addition to reporting financial results in accordance with GAAP, this press release provides information regarding EBITDAC, EBITDAC margin, adjusted EBITDAC, adjusted EBITDAC margin, diluted net earnings per share, as adjusted (adjusted EPS), adjusted revenue, adjusted compensation and operating expenses, adjusted compensation expense ratio, adjusted operating expense ratio and organic revenue. These measures are not in accordance with, or an alternative to, the GAAP information provided in this press release. Gallagher’s management believes that these presentations provide useful information to management, analysts and investors regarding financial and business trends relating to Gallagher’s results of operations and financial condition or because they provide investors with measures that its chief operating decision maker uses when reviewing Gallagher’s performance. See further below for definitions and additional reasons each of these measures is useful to investors. Gallagher’s industry peers may provide similar supplemental non-GAAP information with respect to one or more of these measures, although they may not use the same or comparable terminology and may not make identical adjustments. The non-GAAP information provided by Gallagher should be used in addition to, but not as a substitute for, the GAAP information provided. As disclosed in its most recent Proxy Statement, Gallagher makes determinations regarding certain elements of executive officer incentive compensation, performance share awards and annual cash incentive awards, partly on the basis of measures related to adjusted EBITDAC.

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Adjusted Non-GAAP presentation - Gallagher believes that the adjusted non-GAAP presentations of the current and prior period information presented in this earnings release provide stockholders and other interested persons with useful information regarding certain financial metrics of Gallagher that may assist such persons in analyzing Gallagher’s operating results as they develop a future earnings outlook for Gallagher. The after-tax amounts related to the adjustments were computed using the normalized effective tax rate for each respective period. See pages 14 and 15 for a reconciliation of the adjustments made to income taxes.

•

Adjusted measures - Revenues (for the Brokerage segment), revenues before reimbursements (for the Risk Management segment), net earnings, compensation expense and operating expense, respectively, each adjusted to exclude the following, as applicable:

•

Net gains (losses) on divestitures, which are primarily net proceeds received related to sales of books of business and other divestiture transactions, such as the disposal of a business through sale or closure.

•

Acquisition integration costs, which include costs related to certain large acquisitions (including the acquisitions of the Willis Towers Watson treaty reinsurance brokerage operations, Buck, Cadence Insurance, Eastern Insurance Group and My Plan Manager), outside the scope of the usual tuck-in strategy, not expected to occur on an ongoing basis in the future once Gallagher fully assimilates the applicable acquisition. These costs are typically associated with redundant workforce, compensation expense related to amortization of certain retention bonus arrangements, extra lease space, duplicate services and external costs incurred to assimilate the acquisition into its IT related systems.

•

Transaction-related costs, which are associated with completed, future and terminated acquisitions. Costs primarily relate to the acquisitions of the Willis Towers Watson treaty reinsurance brokerage operations, Buck, Cadence Insurance, Eastern Insurance Group and My Plan Manager and the pending acquisition of AssuredPartners. These include costs related to regulatory filings, legal and accounting services, insurance and incentive compensation.

•	Workforce related charges, which primarily include severance costs (either accrued or paid) related to employee terminations and other costs associated with redundant workforce.

•	Lease termination related charges, which primarily include costs related to terminations of real estate leases and abandonment of leased space.

•

Acquisition related adjustments principally relate to changes in estimated acquisition earnout payables adjustments and acquisition related compensation charges. In addition, from time to time may include changes in balance sheet estimates arising from conforming accounting principles, purchase-related true-ups and other balance sheet adjustments made after the closing date; the net impact of these on first quarter 2024 results was approximately $26 million of revenues and approximately $28 million of compensation expense.

•

Amortization of intangible assets, which reflects the amortization of customer/expiration lists, non-compete agreements, trade names and other intangible assets acquired through Gallagher’s merger and acquisition strategy, the impact to amortization expense of acquisition valuation adjustments to these assets as well as non-cash impairment charges.

•

The impact of foreign currency translation, as applicable. The amounts excluded with respect to foreign currency translation are calculated by applying current year foreign exchange rates to the same period in the prior year.

•	Effective income tax rate impact, which levelizes the prior year for the change in current year tax rates.

•

Legal and tax related, which represents the impact of (a) adjustments in fourth quarter 2023 related to costs associated with legal and tax matters, as well as costs associated with the impact of tax items associated with 2022 tax returns filed in October 2023, and (b) adjustments in second quarter 2023 related to additional U.K. income tax expense related to the non-deductibility of acquisition-related adjustments made in the quarter and costs associated with legal and tax matters.

•	Adjusted ratios - Adjusted compensation expense and adjusted operating expense, respectively, each divided by adjusted revenues.

Non-GAAP Earnings Measures

•

EBITDAC and EBITDAC margin - EBITDAC is net earnings before interest, income taxes, depreciation, amortization and the change in estimated acquisition earnout payables and EBITDAC margin is EBITDAC divided by total revenues (for the Brokerage segment) and revenues before reimbursements (for the Risk Management segment). These measures for the Brokerage and Risk Management segments provide a meaningful representation of Gallagher’s operating performance for the overall business and provide a meaningful way to measure its financial performance on an ongoing basis.

•

EBITDAC, as Adjusted and EBITDAC Margin, as Adjusted - Adjusted EBITDAC is EBITDAC adjusted to exclude net gains on divestitures, acquisition integration costs, workforce related charges, lease termination related charges, acquisition related adjustments, transaction related costs, legal and tax related costs, and the period-over-period impact of foreign currency translation, as applicable, and Adjusted EBITDAC margin is Adjusted EBITDAC divided by total adjusted revenues (defined above). These measures for the Brokerage and Risk Management segments provide a meaningful representation of Gallagher’s operating performance, and are also presented to improve the comparability of its results between periods by eliminating the impact of the items that have a high degree of variability.

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•

EPS, as Adjusted and Net Earnings, as Adjusted - Adjusted net earnings have been adjusted to exclude the after-tax impact of net gains on divestitures, acquisition integration costs, the impact of foreign currency translation, workforce related charges, lease termination related charges, acquisition related adjustments, transaction related costs, amortization of intangible assets, legal and tax related costs and effective income tax rate impact, as applicable. Adjusted EPS is Adjusted Net Earnings divided by diluted weighted average shares outstanding. This measure provides a meaningful representation of Gallagher’s operating performance (and as such should not be used as a measure of Gallagher’s liquidity), and for the overall business is also presented to improve the comparability of its results between periods by eliminating the impact of the items that have a high degree of variability.

Organic Revenues (a non-GAAP measure) - For the Brokerage segment, organic change in base commission and fee revenues, supplemental revenues and contingent revenues exclude the first twelve months of such revenues generated from acquisitions and such revenues related to divested operations, which include disposals of a business through sale or closure, run-off of a business and the restructuring and/or repricing of programs and products, in each year presented. These revenues are excluded from organic revenues in order to help interested persons analyze the revenue growth associated with the operations that were a part of Gallagher in both the current and prior period. In addition, organic change in base commission and fee revenues, supplemental revenues and contingent revenues excludes the period-over-period impact of foreign currency translation to improve the comparability of its results between periods. For the Risk Management segment, organic change in fee revenues excludes the first twelve months of such revenues generated from acquisitions and such revenues related to divested operations in each year presented. In addition, change in organic growth in fee revenues excludes the period-over-period impact of foreign currency translation to improve the comparability of its results between periods.

These revenue items are excluded from organic revenues in order to determine a comparable, but non-GAAP, measurement of revenue growth that is associated with the revenue sources that are expected to continue in the current year and beyond, as well as eliminating the impact of the items that have a high degree of variability. Gallagher has historically viewed organic revenue growth as an important indicator when assessing and evaluating the performance of its Brokerage and Risk Management segments. Gallagher also believes that using this non-GAAP measure allows readers of its financial statements to measure, analyze and compare the growth from its Brokerage and Risk Management segments in a meaningful and consistent manner.

Reconciliation of Non-GAAP Information Presented to GAAP Measures - This press release includes tabular reconciliations to the most comparable GAAP measures, as follows: for EBITDAC (on pages 12 and 13), for adjusted revenues, adjusted EBITDAC and adjusted diluted net earnings per share (on pages 1 and 2), for organic revenue measures (on pages 3 and 5, respectively, for the Brokerage and Risk Management segments), for adjusted compensation and operating expenses and adjusted EBITDAC margin (on pages 4, 5 and 6, respectively, for the Brokerage and Risk Management segments).

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Arthur J. Gallagher & Co.

Reported Statement of Earnings and EBITDAC - 4th Quarter December 31,

(Unaudited - in millions except per share, percentage and workforce data)

	4th Q Ended Dec 31, 2024	4th Q Ended Dec 31, 2023	Year Ended Dec 31, 2024	Year Ended Dec 31, 2023
Brokerage Segment
Commissions	$1,500.6	$1,326.0	$6,693.8	$5,865.0
Fees	523.1	470.8	2,192.6	1,885.0
Supplemental revenues	97.7	90.6	359.4	314.2
Contingent revenues	52.5	55.4	267.6	235.3
Interest income, premium finance revenues and other income	122.3	108.7	420.4	337.7

Total revenues	2,296.2	2,051.5	9,933.8	8,637.2

Compensation	1,291.4	1,176.9	5,501.4	4,769.1
Operating	344.1	334.7	1,363.4	1,272.3
Depreciation	34.0	33.0	133.1	124.4
Amortization	163.2	142.8	651.0	523.6
Change in estimated acquisition earnout payables	38.5	328.5	25.6	376.8

Expenses	1,871.2	2,015.9	7,674.5	7,066.2

Earnings before income taxes	425.0	35.6	2,259.3	1,571.0
Provision for income taxes	107.7	10.8	573.6	401.6

Net earnings	317.3	24.8	1,685.7	1,169.4
Net earnings (loss) attributable to noncontrolling interests	(0.1)	0.4	7.7	6.3

Net earnings attributable to controlling interests	$317.4	$24.4	$1,678.0	$1,163.1

EBITDAC
Net earnings	$317.3	$24.8	$1,685.7	$1,169.4
Provision for income taxes	107.7	10.8	573.6	401.6
Depreciation	34.0	33.0	133.1	124.4
Amortization	163.2	142.8	651.0	523.6
Change in estimated acquisition earnout payables	38.5	328.5	25.6	376.8

EBITDAC	$660.7	$539.9	$3,069.0	$2,595.8

	4th Q Ended Dec 31, 2024	4th Q Ended Dec 31, 2023	Year Ended Dec 31, 2024	Year Ended Dec 31, 2023
Risk Management Segment
Fees	$360.2	$331.6	$1,414.0	$1,259.7
Interest income and other income	9.2	8.8	36.5	27.9

Revenues before reimbursements	369.4	340.4	1,450.5	1,287.6
Reimbursements	36.0	38.8	154.3	145.4

Total revenues	405.4	379.2	1,604.8	1,433.0

Compensation	224.7	207.5	882.4	776.8
Operating	72.2	62.7	278.7	257.4
Reimbursements	36.0	38.8	154.3	145.4
Depreciation	10.3	9.4	37.6	35.9
Amortization	3.8	3.2	13.8	7.7
Change in estimated acquisition earnout payables	0.1	0.1	0.4	0.5

Expenses	347.1	321.7	1,367.2	1,223.7

Earnings before income taxes	58.3	57.5	237.6	209.3
Provision for income taxes	15.5	15.2	63.1	55.3

Net earnings	42.8	42.3	174.5	154.0
Net earnings attributable to noncontrolling interests	—	—	—	—

Net earnings attributable to controlling interests	$42.8	$42.3	$174.5	$154.0

EBITDAC
Net earnings	$42.8	$42.3	$174.5	$154.0
Provision for income taxes	15.5	15.2	63.1	55.3
Depreciation	10.3	9.4	37.6	35.9
Amortization	3.8	3.2	13.8	7.7
Change in estimated acquisition earnout payables	0.1	0.1	0.4	0.5

EBITDAC	$72.5	$70.2	$289.4	$253.4

See “Information Regarding Non-GAAP Measures” beginning on page 9 of 15.

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Arthur J. Gallagher & Co.

Reported Statement of Earnings and EBITDAC - 4th Quarter December 31,

(Unaudited - in millions except share and per share data)

	4th Q Ended Dec 31, 2024	4th Q Ended Dec 31, 2023	Year Ended Dec 31, 2024	Year Ended Dec 31, 2023
Corporate Segment
Other income	$14.4	$1.2	$16.3	$1.7

Total revenues	14.4	1.2	16.3	1.7

Compensation	38.3	43.8	138.5	135.3
Operating	22.6	53.2	111.8	160.0
Interest	101.9	78.2	381.3	296.7
Depreciation	1.7	1.3	6.8	4.9

Expenses	164.5	176.5	638.4	596.9

Loss before income taxes	(150.1)	(175.3)	(622.1)	(595.2)
Benefit for income taxes	(48.2)	(68.6)	(232.3)	(237.8)

Net loss	(101.9)	(106.7)	(389.8)	(357.4)
Net loss attributable to noncontrolling interests	—	(7.8)	—	(9.8)

Net loss attributable to controlling interests	$(101.9)	$(98.9)	$(389.8)	$(347.6)

EBITDAC
Net loss	$(101.9)	$(106.7)	$(389.8)	$(357.4)
Benefit for income taxes	(48.2)	(68.6)	(232.3)	(237.8)
Interest	101.9	78.2	381.3	296.7
Depreciation	1.7	1.3	6.8	4.9

EBITDAC	$(46.5)	$(95.8)	$(234.0)	$(293.6)

	4th Q Ended Dec 31, 2024	4th Q Ended Dec 31, 2023	Year Ended Dec 31, 2024	Year Ended Dec 31, 2023
Total Company
Commissions	$1,500.6	$1,326.0	$6,693.8	$5,865.0
Fees	883.3	802.4	3,606.6	3,144.7
Supplemental revenues	97.7	90.6	359.4	314.2
Contingent revenues	52.5	55.4	267.6	235.3
Interest income, premium finance revenues and other income	145.9	118.7	473.2	367.3

Revenues before reimbursements	2,680.0	2,393.1	11,400.6	9,926.5
Reimbursements	36.0	38.8	154.3	145.4

Total revenues	2,716.0	2,431.9	11,554.9	10,071.9

Compensation	1,554.4	1,428.2	6,522.3	5,681.2
Operating	438.9	450.6	1,753.9	1,689.7
Reimbursements	36.0	38.8	154.3	145.4
Interest	101.9	78.2	381.3	296.7
Depreciation	46.0	43.7	177.5	165.2
Amortization	167.0	146.0	664.8	531.3
Change in estimated acquisition earnout payables	38.6	328.6	26.0	377.3

Expenses	2,382.8	2,514.1	9,680.1	8,886.8

Earnings (loss) before income taxes	333.2	(82.2)	1,874.8	1,185.1
Provision (benefit) for income taxes	75.0	(42.6)	404.4	219.1

Net earnings (loss)	258.2	(39.6)	1,470.4	966.0
Net earnings (loss) attributable to noncontrolling interests	(0.1)	(7.4)	7.7	(3.5)

Net earnings (loss) attributable to controlling interests	$258.3	$(32.2)	$1,462.7	$969.5

Diluted net earnings (loss) per share	$1.12	$(0.15)	$6.50	$4.42

Dividends declared per share	$0.60	$0.55	$2.40	$2.20

EBITDAC
Net earnings (loss)	$258.2	$(39.6)	$1,470.4	$966.0
Provision (benefit) for income taxes	75.0	(42.6)	404.4	219.1
Interest	101.9	78.2	381.3	296.7
Depreciation	46.0	43.7	177.5	165.2
Amortization	167.0	146.0	664.8	531.3
Change in estimated acquisition earnout payables	38.6	328.6	26.0	377.3

EBITDAC	$686.7	$514.3	$3,124.4	$2,555.6

See “Information Regarding Non-GAAP Measures” beginning on page 9 of 15.

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Arthur J. Gallagher & Co.

Consolidated Balance Sheet

(Unaudited - in millions except per share data)

	Dec 31, 2024	Dec 31, 2023
Cash and cash equivalents	$14,987.3	$971.5
Fiduciary assets (includes fiduciary cash of $5,481.3 in 2024 and $5,571.8 in 2023)	24,712.1	26,907.9
Accounts receivable, net	3,895.9	3,786.6
Other current assets	518.0	450.1

Total current assets	44,113.3	32,116.1
Fixed assets - net	650.3	726.4
Deferred income taxes (includes tax credit carryforwards of $771.8 in 2024 and $867.4 in 2023)	959.1	1,132.3
Other noncurrent assets	1,354.4	1,131.8
Right-of-use assets	377.8	400.3
Goodwill	12,270.2	11,475.6
Amortizable intangible assets - net	4,530.1	4,633.3

Total assets	$64,255.2	$51,615.8

Fiduciary liabilities	$24,712.1	$26,907.9
Accrued compensation and other current liabilities	3,586.3	2,553.1
Deferred revenue - current	537.2	644.7
Premium financing debt	225.2	289.0
Corporate related borrowings - current	200.0	670.0

Total current liabilities	29,260.8	31,064.7
Corporate related borrowings - noncurrent	12,731.9	7,006.0
Deferred revenue - noncurrent	67.1	61.5
Lease liabilities - noncurrent	328.1	352.2
Other noncurrent liabilities	1,687.7	2,316.1

Total liabilities	44,075.6	40,800.5

Stockholders’ equity:
Common stock - issued and outstanding	250.0	216.7
Capital in excess of par value	16,068.9	7,297.8
Retained earnings	4,985.7	4,052.9
Accumulated other comprehensive loss	(1,151.1)	(792.1)

Total controlling interests stockholders’ equity	20,153.5	10,775.3
Noncontrolling interests	26.1	40.0

Total stockholders’ equity	20,179.6	10,815.3

Total liabilities and stockholders’ equity	$64,255.2	$51,615.8

Arthur J. Gallagher & Co.

Other Information

(Unaudited - data is rounded where indicated)

	4th Q Ended	4th Q Ended		Year Ended	Year Ended
OTHER INFORMATION	Dec 31, 2024	Dec 31, 2023		Dec 31, 2024	Dec 31, 2023
Basic weighted average shares outstanding (000s)	226,425	216,326		220,502	214,934
Diluted weighted average shares outstanding (000s)	231,059	221,104		224,966	219,358
Number of common shares outstanding at end of period (000s)			*	249,999	216,686
Workforce at end of period (includes acquisitions):
Brokerage				42,091	39,337
Risk Management				10,339	9,747
Total Company				55,977	52,118

*	Gallagher completed a follow on public offering of 30,357,143 shares of its common stock on December 11, 2024, intended to fund a portion of the pending acquisition of AssuredPartners.

Reconciliation of Non-GAAP Measures - Pre-tax Earnings and Diluted Net Earnings per Share (Unaudited)

(Unaudited - in millions except share and per share data)

	Earnings (Loss) Before Income Taxes	Provision (Benefit) for Income Taxes	Net Earnings (Loss)	Net Earnings (Loss) Attributable to Noncontrolling Interests	Net Earnings (Loss) Attributable to Controlling Interests	Diluted Net Earnings (Loss) per Share
4th Q Ended December 31, 2024
Brokerage, as reported	$425.0	$107.7	$317.3	$(0.1)	$317.4	$1.37
Net losses on divestitures	0.8	0.2	0.6	—	0.6	—
Acquisition integration	39.2	10.0	29.2	—	29.2	0.13
Workforce and lease termination	30.9	7.9	23.0	—	23.0	0.10
Acquisition related adjustments	53.2	13.6	39.6	—	39.6	0.17
Amortization of intangible assets	163.2	41.6	121.6	—	121.6	0.53

Brokerage, as adjusted	$712.3	$181.0	$531.3	$(0.1)	$531.4	$2.30

Risk Management, as reported	$58.3	$15.5	$42.8	$—	$42.8	$0.19
Net (gains) on divestitures	(0.1)	—	(0.1)	—	(0.1)	—
Acquisition integration	1.1	0.3	0.8	—	0.8	—
Workforce and lease termination	3.5	1.0	2.5	—	2.5	0.01
Acquisition related adjustments	0.1	—	0.1	—	0.1	—
Amortization of intangible assets	3.8	1.1	2.7	—	2.7	0.01

Risk Management, as adjusted	$66.7	$17.9	$48.8	$—	$48.8	$0.21

Corporate, as reported	$(150.1)	$(48.2)	$(101.9)	$—	$(101.9)	$(0.44)
Transaction-related costs	17.3	2.6	14.7	—	14.7	0.06
Clean energy-related	(2.3)	(0.6)	(1.7)	—	(1.7)	—

Corporate, as adjusted	$(135.1)	$(46.2)	$(88.9)	$—	$(88.9)	$(0.38)

See “Information Regarding Non-GAAP Measures” beginning on page 9 of 15.

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Reconciliation of Non-GAAP Measures - Pre-tax Earnings and Diluted Net Earnings per Share (Unaudited) - Continued

(Unaudited - in millions except share and per share data)

	Earnings (Loss) Before Income Taxes	Provision (Benefit) for Income Taxes	Net Earnings (Loss)	Net Earnings (Loss) Attributable to Noncontrolling Interests	Net Earnings (Loss) Attributable to Controlling Interests	Diluted Net Earnings (Loss) per Share
4th Q Ended December 31, 2023
Brokerage, as reported	$35.6	$10.8	$24.8	$0.4	$24.4	$0.11
Net (gains) on divestitures	(4.0)	(1.0)	(3.0)	—	(3.0)	(0.02)
Acquisition integration	67.3	16.7	50.6	—	50.6	0.23
Workforce and lease termination	9.5	2.4	7.1	—	7.1	0.03
Acquisition related adjustments	343.9	85.7	258.2	—	258.2	1.17
Amortization of intangible assets	142.8	35.4	107.4	—	107.4	0.49
Effective income tax rate impact	—	1.4	(1.4)	—	(1.4)	(0.01)
Levelized foreign currency translation	(5.5)	(1.4)	(4.1)	—	(4.1)	(0.02)

Brokerage, as adjusted	$589.6	$150.0	$439.6	$0.4	$439.2	$1.98

Risk Management, as reported	$57.5	$15.2	$42.3	$—	$42.3	$0.19
Net (gains) on divestitures	(0.1)	—	(0.1)	—	(0.1)	—
Acquisition integration	0.2	—	0.2	—	0.2	—
Workforce and lease termination	1.0	0.2	0.8	—	0.8	—
Acquisition related adjustments	0.2	0.1	0.1	—	0.1	—
Amortization of intangible assets	3.2	0.9	2.3	—	2.3	0.02
Levelized foreign currency translation	(0.7)	(0.2)	(0.5)	—	(0.5)	—

Risk Management, as adjusted	$61.3	$16.2	$45.1	$—	$45.1	$0.21

Corporate, as reported	$(175.3)	$(68.6)	$(106.7)	$(7.8)	$(98.9)	$(0.45)
Transaction-related costs	12.4	2.3	10.1	—	10.1	0.05
Legal and tax related	22.0	18.6	3.4	—	3.4	0.02
Clean energy related	12.0	1.1	10.9	7.6	3.3	0.01

Corporate, as adjusted	$(128.9)	$(46.6)	$(82.3)	$(0.2)	$(82.1)	$(0.37)

	Earnings (Loss) Before Income Taxes	Provision (Benefit) for Income Taxes	Net Earnings (Loss)	Net Earnings (Loss) Attributable to Noncontrolling Interests	Net Earnings (Loss) Attributable to Controlling Interests	Diluted Net Earnings (Loss) per Share
Year Ended December 31, 2024
Brokerage, as reported	$2,259.3	$573.6	$1,685.7	$7.7	$1,678.0	$7.46
Net (gains) on divestitures	(24.2)	(6.2)	(18.0)	—	(18.0)	(0.08)
Acquisition integration	190.2	48.3	141.9	—	141.9	0.63
Workforce and lease termination	118.9	30.3	88.6	—	88.6	0.39
Acquisition related adjustments	85.5	21.6	63.9	(3.0)	66.9	0.28
Amortization of intangible assets	651.0	165.2	485.8	—	485.8	2.16

Brokerage, as adjusted	$3,280.7	$832.8	$2,447.9	$4.7	$2,443.2	$10.84

Risk Management, as reported	$237.6	$63.1	$174.5	$—	$174.5	$0.78
Net (gains) on divestitures	(0.1)	—	(0.1)	—	(0.1)	—
Acquisition integration	2.9	0.8	2.1	—	2.1	0.01
Workforce and lease termination	8.1	2.2	5.9	—	5.9	0.03
Acquisition related adjustments	0.3	0.1	0.2	—	0.2	—
Amortization of intangible assets	13.8	3.9	9.9	—	9.9	0.04

Risk Management, as adjusted	$262.6	$70.1	$192.5	$—	$192.5	$0.86

Corporate, as reported	$(622.1)	$(232.3)	$(389.8)	$—	$(389.8)	$(1.74)
Transaction-related costs	32.2	5.9	26.3	—	26.3	0.12
Legal and tax related	—	(3.5)	3.5	—	3.5	0.02
Clean energy-related	(2.3)	(0.6)	(1.7)	—	(1.7)	(0.01)

Corporate, as adjusted	$(592.2)	$(230.5)	$(361.7)	$—	$(361.7)	$(1.61)

	Earnings (Loss) Before Income Taxes	Provision (Benefit) for Income Taxes	Net Earnings (Loss)	Net Earnings (Loss) Attributable to Noncontrolling Interests	Net Earnings (Loss) Attributable to Controlling Interests	Diluted Net Earnings (Loss) per Share
Year Ended December 31, 2023
Brokerage, as reported	$1,571.0	$401.6	$1,169.4	$6.3	$1,163.1	$5.30
Net (gains) on divestitures	(9.6)	(2.4)	(7.2)	—	(7.2)	(0.03)
Acquisition integration	243.7	59.2	184.5	—	184.5	0.84
Workforce and lease termination	63.8	15.8	48.0	—	48.0	0.22
Acquisition related adjustments	370.5	91.7	278.8	—	278.8	1.27
Amortization of intangible assets	523.6	131.3	392.3	—	392.3	1.79
Effective income tax rate impact	—	4.9	(4.9)	—	(4.9)	(0.02)
Levelized foreign currency translation	(10.9)	(2.6)	(8.3)	—	(8.3)	(0.04)

Brokerage, as adjusted	$2,752.1	$699.5	$2,052.6	$6.3	$2,046.3	$9.33

Risk Management, as reported	$209.3	$55.3	$154.0	$—	$154.0	$0.70
Net (gains) on divestitures	(0.4)	(0.1)	(0.3)	—	(0.3)	—
Workforce and lease termination	3.4	0.9	2.5	—	2.5	0.01
Acquisition related adjustments	0.5	0.1	0.4	—	0.4	—
Acquisition integration	1.0	0.3	0.7	—	0.7	—
Amortization of intangible assets	7.7	2.1	5.6	—	5.6	0.03
Levelized foreign currency translation	(0.3)	(0.1)	(0.2)	—	(0.2)	—

Risk Management, as adjusted	$221.2	$58.5	$162.7	$—	$162.7	$0.74

Corporate, as reported	$(595.2)	$(237.8)	$(357.4)	$(9.8)	$(347.6)	$(1.58)
Transaction-related costs	22.6	4.9	17.7	—	17.7	0.08
Legal and tax related	48.0	21.8	26.2	—	26.2	0.12
Clean energy related	12.0	1.1	10.9	7.6	3.3	0.01

Corporate, as adjusted	$(512.6)	$(210.0)	$(302.6)	$(2.2)	$(300.4)	$(1.37)

See “Information Regarding Non-GAAP Measures” on page 9 of 15.

Contact:

Ray Iardella

Vice President - Investor Relations

630-285-3661 or ray_iardella@ajg.com

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